Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form F-3 No. 333-217806) of Fiat Chrysler Automobiles N.V.,

2)
Registration Statement (Form S-8 No. 333-201440) pertaining to the Fiat Chrysler Automobiles N.V. Equity Incentive Plan and the Fiat Chrysler Automobiles N.V. Remuneration Policy of Fiat Chrysler Automobiles N.V.;

of our reports dated February 20, 2018, with respect to the consolidated financial statements of Fiat Chrysler Automobiles N.V. and the effectiveness of internal control over financial reporting of Fiat Chrysler Automobiles N.V. included in this Annual Report (Form 20-F) of Fiat Chrysler Automobiles N.V. for the year ended December 31, 2017.

/s/ Ernst & Young S.p.A.

Turin, Italy
February 20, 2018